Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact:	Tim Wesley at (412) 825-1543

Wabtec EPS Up 34 Percent In Second Quarter, On Sharply Higher Margins;

Company Announces Restructuring Plan

WILMERDING, Pa., July 25, 2006 — Wabtec Corporation (NYSE: WAB) today announced that its second quarter 2006 earnings per diluted share increased 34 percent compared to the year-ago quarter, the ninth consecutive quarter the company has reported an earnings increase. Wabtec also affirmed its guidance for 2006 full-year earnings per diluted share of about $1.60, excluding expenses for restructuring actions that the company is taking this year. (See “Restructuring Plan” on page 2.)

“The company’s operating performance in the second quarter was strong, with our gross margin more than 4 percentage points higher than the year-ago quarter,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “This margin performance demonstrates that we are making meaningful progress in our efforts to improve Wabtec’s cost structure. As anticipated, these efforts are driving substantial earnings growth in a year when our sales are stable at a high level. With demand expected to remain strong in our freight markets and with a record multiyear backlog of more than $1 billion – a significant portion of which represents transit projects with deliveries accelerating next year – we are optimistic about Wabtec’s growth prospects in 2007 and beyond.”

2006 Second Quarter Results

In the 2006 second quarter, Wabtec had earnings per diluted share of 43 cents and net income of $21.1 million, compared to earnings per diluted share of 32 cents and net income of $15.2 million in the year-ago quarter. The improved results were primarily due to sharply higher margins.

Sales were $261.9 million, about the same as the first quarter of 2006, but 1.7 percent lower than the prior-year quarter, which was $266.3 million. Gross margin was 29.3 percent compared to 24.9 percent for the year-ago quarter and 28.6 percent in the first quarter of 2006. The increase compared to the year-ago quarter resulted primarily from the company’s efforts to lower costs, including strategic sourcing and lean manufacturing initiatives; improved profitability on a locomotive modules contract, which incurred a loss in the 2005 second quarter; and a favorable product mix.

Operating expenses increased slightly because of the recognition of stock-based compensation expense under FAS-123 (R), in 2006. Interest expense, net decreased by $1.7 million, due to the company’s higher interest income during the 2006 quarter. Other expense, net increased to $1.6 million, primarily due to a foreign exchange loss. The company accrued income tax expense at a rate of 35 percent in the 2006 quarter compared to 36.3 percent in the year-ago quarter.

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

During the quarter, the company increased cash by $47.4 million, mainly through cash from operations. At June 30, 2006, the company had cash of $238.9 million and debt of $150 million, compared to cash of $141.4 million and debt of $150 million at Dec. 31, 2005.

Restructuring Plan

The company’s Board of Directors has approved a restructuring plan to improve the profitability and efficiency of certain business units. As part of the plan, Wabtec will downsize two of its Canadian plants, in Stoney Creek and Wallaceburg, by moving production to lower-cost facilities and outsourcing.

The restructuring plan includes expenses of about $11 million pre-tax, primarily for pension-related accounting charges and fixed asset writedowns. These expenses, most of which are non-cash, will be recorded in the second half of 2006 and the first half of 2007, in accordance with accounting and regulatory guidelines. The company expects to realize a payback of less than one year on cash restructuring expenses, which are expected to be about $3 million.

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements, such as the statements regarding the company’s expectations about future earnings. The company’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight rail or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

The company will conduct a conference call with analysts at 2 p.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com.

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WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2006	Second Quarter 2005	For the Six Months 2006	For the Six Months 2005
Net sales	$261,902	$266,297	$524,311	$508,097
Cost of sales	(185,161)	(200,122)	(372,480)	(384,910)

Gross profit	76,741	66,175	151,831	123,187
Selling, general and administrative expenses	(32,313)	(30,623)	(65,941)	(59,635)
Engineering expenses	(8,023)	(8,183)	(16,138)	(16,853)
Amortization expense	(859)	(1,073)	(1,726)	(2,044)

Total operating expenses	(41,195)	(39,879)	(83,805)	(78,532)
Income from operations	35,546	26,296	68,026	44,655
Interest expense, net	(420)	(2,165)	(1,544)	(4,649)
Other expense, net	(1,623)	(687)	(1,503)	(1,836)

Income from continuing operations before income taxes	33,503	23,444	64,979	38,170
Income tax expense	(11,721)	(8,511)	(23,129)	(13,894)

Income from continuing operations	21,782	14,933	41,850	24,276
Discontinued operations

(Loss) income from discontinued operations (net of tax)	(637)	218	(659)	123

Net income	$21,145	$15,151	$41,191	$24,399

Earnings Per Common Share
Basic
Income from continuing operations	$0.45	$0.32	$0.87	$0.52
(Loss) income from discontinued operations	(0.01)	—	(0.02)	0.01
Net income	$0.44	$0.32	$0.85	$0.53
Diluted
Income from continuing operations	$0.44	$0.31	$0.86	$0.51
(Loss) income from discontinued operations	(0.01)	0.01	(0.02)	0.01
Net income	$0.43	$0.32	$0.84	$0.52
Weighted average shares outstanding
Basic	48,451	46,862	48,210	46,452

Diluted	49,092	47,544	48,851	47,157

Sales by Segment
Freight Group	$187,751	$181,449	$376,102	$347,239
Transit Group	74,151	84,848	148,209	160,858

Total	$261,902	$266,297	$524,311	$508,097